Exhibit 5
December 5, 2008
Board of Directors
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
     Re: Registration Statement on Form S-3ASR
Ladies and Gentlemen:
     In connection with Avnet, Inc.’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), covering debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees and units, I, as Senior Vice President and General Counsel of Avnet, have examined such Registration Statement, the form of Indenture included as an exhibit thereto, such records of Avnet’s corporate proceedings and such other documents of Avnet, and have made such other factual and legal investigations, as I deemed necessary or appropriate in order to render this opinion.
     Based upon such examinations and investigations and subject to (i) the occurrence of such additional corporate procedures as are contemplated and necessary prior to the issuance of any securities covered by the Registration Statement, (ii) the establishment of the terms of series of the securities in accordance with the relevant terms of the Company’s Restated Certificate of Incorporation and Bylaws, (iii) the due authorization, execution and delivery of the Indenture covering any securities issued under the Indenture and covered by the Registration Statement, and (iv) the execution, delivery and, as applicable, authentication of and payment for the securities covered by the Registration Statement, it is my opinion that:
     1. The shares of common stock of Avnet, Inc. will, upon the issuance and sale thereof in the manner contemplated by the Registration Statement (including by any prospectus supplement relating thereto), be legally issued, fully paid and nonassessable.
     2. The debt securities covered by the Registration Statement will, upon the issuance and sale thereof in the manner contemplated by the Indenture and the Registration Statement (including any prospectus supplement relating thereto), be legally issued and binding obligations of Avnet, Inc. under the laws of the State of New York, which laws govern the Indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     3. The preferred stock, warrants, depositary shares, stock purchase contracts, guarantees and units (“Other Securities”) to be issued under the Registration Statement shall have such terms and shall have been approved when final resolutions have been duly adopted by Avnet’s Board of Directors or a dully authorized committee thereof, authorizing the issuance and sale of such Other Securities, as contemplated by the Registration Statement and any prospectus supplement relating thereto, and if in an underwritten offering, in accordance with the terms and conditions of the applicable underwriting agreement. The terms of any Other Securities issued pursuant to the Registration Statement shall be as described in a current report on Form 8-K to be filed by Avnet at the time of issuance of such Other Securities.
     This opinion is limited to the law of the State of New York and I express no opinion on the law of any other jurisdiction. I consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting Part I thereof. I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ David R. Birk
David R. Birk
Senior Vice President & General Counsel